GSRX INDUSTRIES INC. ANNOUNCES STRONG 1ST QUARTER SALES AT THE COMPANY’S SIX DISPENSARIES IN PUERTO RICO AND CALIFORNIA

Dorado, Puerto Rico, February 7, 2019 – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or, the “Company”) today provided guidance that January sales have been stronger than projected at the Company’s five owned-and-operated Green Spirit RX medicinal cannabis dispensaries in Puerto Rico, and at the Company’s owned-and-operated Green Room dispensary in Point Arena, California.

Average daily sales across GSRX retail dispensaries rose to $26,211. during the current quarter-to-date, an increase of 49% over 4th quarter 2018 ($17,612.), and an increase of 271% over 3rd quarter 2018 ($7,065.). Given the dramatic rise in sales, management is adjusting its performance expectations upward, and anticipates revenues of $2.6 - $2.7 million for 1st quarter 2019.

In addition, the Company’s gross profit margins have steadily increased to 52% during the current period, up from 44% in 3rd quarter 2018 and 47% in 4th quarter 2018.

“Retail sales for January have surpassed our expectations, and our recently launched website GetPureAndNatural.com is posting strong sales,” said GSRX CEO Les Ball. “With our retail operations performing strongly, we are expecting record revenues for first quarter of 2019.”

GSRX Industries Inc. will announce 4th quarter and 2018 annual financial and operating results on or about February 28, 2019.

About GSRX Industries Inc. GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing and operating retail cannabis dispensaries, and is in the process of expanding its business to include the cultivation, extraction, manufacture and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room, and has five additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of pharmaceutical grade CBD products.

Websites:

Green Spirit RX https://www.greenspiritrx.com/

Spirulinex https://www.spirulinex.com

Get Pure and Natural GetPureandNatural.com

Instagram:

Spirulinex https://www.instagram.com/spirulinex/

The Green Room https://www.instagram.com/greenroommendo/

Facebook:

Green Spirit RX (Puerto Rico) https://www.facebook.com/Green-Spirit-Rx-746194692378429/

Spirulinex https://www.facebook.com/spirulinex/

The Green Room https://www.facebook.com/greenroommendo/

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945